UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 22, 2020

CONSTELLATION BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08495	16-0716709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 High Point Drive, Building 100, Victor, NY 14564

(Address of principal executive offices)                (Zip Code)

Registrant’s telephone number, including area code   (585) 678-7100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	STZ	New York Stock Exchange
Class B Common Stock	STZ.B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01                             Entry into a Material Definitive Agreement.

As previously reported, on April 3, 2019, Constellation Brands, Inc. (“Constellation”) and E. & J. Gallo Winery (“Gallo”) entered into an Asset Purchase Agreement (the “Original Agreement”), pursuant to which Gallo agreed to acquire a portion of Constellation’s wine and spirits business principally consisting of various brands having a retail price of $11.00 and below, together with related inventory, intellectual property, interests in certain contracts, and interests in certain personal and real property, vineyards and facilities located in California, New York and Washington (the “Proposed Transaction”). The Proposed Transaction was subject to regulatory clearance, governmental approval, and other customary and routine closing conditions.

Also as previously reported, on May 17, 2019, Constellation and Gallo each received a request for additional information and documentary material (the “Second Request”) from the U.S. Federal Trade Commission (the “FTC”) in connection with the FTC’s review of the Proposed Transaction. Subsequently, Constellation, Gallo and the staff of the Bureau of Competition of the FTC (the “FTC Staff”) entered into a timing agreement pursuant to which, among other things, Constellation and Gallo agreed not to consummate the Proposed Transaction until certain conditions set forth therein were met. The FTC Staff has advised the parties of the product lines that it believes create competitive concerns relating to the Proposed Transaction.

Constellation and Gallo considered the FTC Staff’s indication of the product lines the FTC Staff believes create competitive concerns and, effective December 11, 2019, Constellation and Gallo executed a binding letter agreement (the “Binding Letter Agreement”) in which they determined it was in their mutual best interests to terminate the Original Agreement and agree to an amended and restated asset purchase agreement to, among other things, modify the Proposed Transaction to account for the product lines about which the FTC Staff has stated it has competitive concerns; provide to the FTC Staff for comment the form of amended and restated asset purchase agreement appended to the Binding Letter Agreement reflecting such modifications (the “Form of Amended Agreement”) (the Proposed Transaction, as so modified, the “Modified Transaction”); and consider in good faith any comments of the FTC Staff on the Form of Amended Agreement and its Ancillary Documents (as such term is defined in the Binding Letter Agreement).

After further discussion with the FTC Staff, Constellation and Gallo considered the FTC Staff’s further indication of aspects of the Proposed Transaction the FTC Staff believes create competitive concerns and, effective May 22, 2020, Constellation and Gallo executed a Second Amended and Restated Asset Purchase Agreement (the “Second Amended Agreement”) in which they terminated the Binding Letter Agreement and further modified the Proposed Transaction in response to additional FTC areas of competitive concern primarily related to production of sparkling wine (the Proposed Transaction, as so further modified, the “Further Modified Transaction”). The FTC has not yet reviewed or approved the transactions contemplated by the Second Amended Agreement or the proposed divestitures of the brands or other assets that have been excluded from the Further Modified Transaction.

The Second Amended Agreement terminates the Binding Letter Agreement in all respects as of the date of the Second Amended Agreement. Nothing in the Second Amended Agreement is intended to confer upon any person other than Constellation or Gallo any right or remedy under or by reason of the Second Amended Agreement.

The Second Amended Agreement provides that Gallo will acquire, on the terms and subject to the conditions set forth therein, a portion of Constellation’s wine and spirits business principally consisting of all the various brands which were included in the Modified Transaction, together with related inventory, intellectual property, interests in certain contracts, and interests in certain personal and real property, vineyards, and most of the facilities located in California, New York and Washington which were included in the Modified Transaction. In particular, the Second Amended Agreement excludes from the Further Modified Transaction Constellation’s Mission Bell facility in California and certain related real estate, equipment, contracts and employees. The Second Amended Agreement also sets out the basis for determination of the Further Modified Transaction’s purchase price, payable in cash. The aggregate transaction price for the assets being sold in the Further Modified Transaction is approximately $1.03 billion, consisting of (i) an amount calculated pursuant to the Second Amended Agreement, which calculation begins at the base amount of $782,947,681 and which amount is also subject to certain purchase price and closing adjustments, plus (ii) the opportunity for Constellation to receive up to $250 million in aggregate incremental contingent consideration payments if Gallo meets certain brand performance targets over a two-year period following the completion of the Further Modified Transaction, all as set out in the Second Amended Agreement. If the Closing (as defined in the Second Amended Agreement) occurs after July 15, 2020, the Base Purchase Price (as defined in the Second Amended Agreement) will be reduced by approximately $3 million per month for each month beginning on July 2, 2020, until the Closing (as such reduction is calculated pursuant to the Second Amended Agreement).

The Second Amended Agreement contains customary representations, warranties and covenants for a transaction of this type. In addition, it is expected that each of Constellation and Gallo would provide certain temporary transition services to each other following completion of the Further Modified Transaction. Additionally, Constellation will perform at its Mission Bell facility certain bulk wine storage, cellar processing and packaging services for Gallo in relation to certain of the brands Gallo expects to acquire upon completion of the Further Modified Transaction. The Second Amended Agreement also places upon Gallo the obligation to dispose of the Taylor Dessert wine brand it acquires from Constellation or, alternatively and in Gallo’s sole discretion, if acceptable to applicable regulatory authorities, to dispose of other dessert wine brands it owns. The representations, warranties and covenants contained in the Second Amended Agreement are made by the parties solely for the benefit of each other and should not be relied upon by any other person. The Further Modified Transaction is subject to regulatory clearance, governmental approvals, and other customary and routine closing conditions.

The foregoing description of the Second Amended Agreement and the Further Modified Transaction does not purport to be complete and is qualified in its entirety by reference to the Second Amended Agreement which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Second Amended Agreement regarding the Further Modified Transaction (the “Filed Agreement”) has been filed as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms and is not intended to provide factual information about the parties thereto, or any of their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Filed Agreement were made or will be made (as applicable) only for purpose of that agreement and as of specific dates, are or will be (as applicable) solely for the benefit of the parties to the Filed Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Filed Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. In addition, such representations and warranties were made or will be made (as applicable) only as of the respective date of the Filed Agreement or such other dates as may be specified in the Filed Agreement. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Filed Agreement, which subsequent information may or may not be fully reflected in Constellation’s public disclosures.

Item 1.02                             Termination of a Material Definitive Agreement.

Constellation and Gallo previously entered into the Binding Letter Agreement. Effective as of May 22, 2020, the Binding Letter Agreement was terminated pursuant to and in connection with the Second Amended Agreement. See Item 1.01 which is incorporated herein by reference. No early termination penalties were incurred as a result of the termination of the Binding Letter Agreement.

Item 9.01                             Financial Statements and Exhibits.

For the exhibit that is filed herewith, see the Index to Exhibits immediately following.

INDEX TO EXHIBITS

Exhibit No.	Description

(2)	PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, SUCCESSION OR LIQUIDATION

(2.1)	Second Amended and Restated Asset Purchase Agreement made and entered into as of May 22, 2020, by and between Constellation Brands, Inc. and E. & J. Gallo Winery (filed herewith). * +

(104)	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K
+	Portions of this exhibit are redacted pursuant to Item 601(b)(2)(ii) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2020	CONSTELLATION BRANDS, INC.

	By:	/s/ Garth Hankinson
Garth Hankinson
Executive Vice President and Chief Financial Officer